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Exhibit 99(a)(1)(E)

        OFFER TO PURCHASE FOR CASH

ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
AND THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS
OF

MGI PHARMA, INC.
AT
$41.00 NET PER SHARE
PURSUANT TO THE OFFER TO PURCHASE
DATED DECEMBER 21, 2007
BY

JAGUAR ACQUISITION CORP.
A WHOLLY OWNED SUBSIDIARY OF
EISAI CORPORATION OF NORTH AMERICA
A WHOLLY OWNED SUBSIDIARY OF
EISAI CO., LTD.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (NEW YORK
  CITY TIME) ON JANUARY 22, 2008, UNLESS THE OFFER IS EXTENDED.

December 21, 2007

To Our Clients:

        Enclosed for your consideration is the offer to purchase, dated December 21, 2007 (the "Offer to Purchase") and a related letter of transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Jaguar Acquisition Corp., a Minnesota corporation ("Purchaser") and a wholly owned subsidiary of Eisai Corporation of North America, which is a wholly owned subsidiary of Eisai Co., Ltd., a corporation organized under the laws of Japan ("Parent"), to purchase all of the outstanding shares of the common stock, par value $0.01 per share, of MGI PHARMA, INC. (the "Company"), including, if any, the associated preferred share purchase rights (the "Rights") issued under the Rights Agreement, dated as of July 14, 1998, as amended (the "Rights Agreement"), between the Company and Wells Fargo Bank, N.A (formerly Norwest Bank Minnesota, N.A.), as rights agent (the shares of the Company's common stock, together with the Rights being referred to collectively as the "Shares") at a price of $41.00 per Share in cash, net to the seller, without interest and subject to applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related letter of transmittal enclosed herewith.

        Also enclosed is the letter to shareholders of the Company from Leon O. Moulder, Jr., the Company's President and Chief Executive Officer, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

        We or our nominees are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed letter of transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

  1.
  The offer price is $41.00 per Share in cash, net to you, without interest and subject to any applicable withholding of taxes.

  2.
  The Offer is being made for all outstanding Shares.

  3.
  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 10, 2007 (as such may be amended or supplemented from time to time, the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides that following the Offer, Purchaser will be merged with and into the Company (the "Merger"), and each Share not previously acquired in the Offer will be converted into the right to receive in cash and without interest the same price paid in the Offer, subject to dissenters' rights and applicable withholding of taxes.

  4.
  The board of directors of the Company has unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interest of the Company and the shareholders of the Company; (ii) approved and taken all corporate action required to be taken by the board of directors of the Company to authorize the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (iii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Offer and the Merger); and (iv) recommended that the shareholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and approve and adopt the Merger Agreement if required by the Minnesota Business Corporation Act to approve and adopt the Merger Agreement.

  5.
  The Offer and withdrawal rights will expire at 12:00 midnight (New York City time) on January 22, 2008, unless the Offer is extended.

  6.
  Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in the letter of transmittal.

        The Offer is not conditioned upon obtaining, or the funding of, any financing arrangements. The Offer is conditioned upon, among other things, that (i) there being validly tendered and not withdrawn, as of the expiration of the Offer, a number of Shares that, together with Shares then beneficially owned by Parent or Purchaser will constitute at least a majority of all Shares then outstanding (on a fully-diluted basis) and (ii) any waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares pursuant to the Offer has expired or terminated. Certain other conditions to the consummation of the Offer are described in Section 13—"Certain Conditions of the Offer" of the Offer to Purchase.

        The Offer is made solely by the Offer to Purchase and the related letter of transmittal and is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky, or other laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration date of the Offer.

INSTRUCTION FORM
OFFER TO PURCHASE FOR CASH

ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
AND THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS
OF
MGI PHARMA, INC.
AT
$41.00 NET PER SHARE
PURSUANT TO THE OFFER TO PURCHASE
DATED DECEMBER 21, 2007
BY
JAGUAR ACQUISITION CORP.
A WHOLLY OWNED SUBSIDIARY OF
EISAI CORPORATION OF NORTH AMERICA
A WHOLLY OWNED SUBSIDIARY OF
EISAI CO., LTD.

        The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated December 21, 2007 (the "Offer to Purchase") and a related letter of transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Jaguar Acquisition Corp., a Minnesota corporation ("Purchaser") and a wholly owned subsidiary of Eisai Corporation of North America, which is a wholly owned subsidiary of Eisai Co., Ltd., a corporation organized under the laws of Japan ("Parent"), to purchase all of the outstanding shares of the common stock, par value $0.01 per share, of MGI PHARMA, INC. (the "Company"), including, if any, the associated preferred share purchase rights (the "Rights") issued under the Rights Agreement, dated as of July 14, 1998, as amended (the "Rights Agreement"), between the Company and Wells Fargo Bank, N.A (formerly Norwest Bank Minnesota, N.A.), as rights agent (the shares of the Company's common stock, together with the Rights being referred to collectively as the "Shares") at a price of $41.00 per Share in cash, net to the seller, without interest and subject to applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related letter of transmittal.

        This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related letter of transmittal.

Account No.:
Number of Shares to be Tendered:	*
Dated:
SIGN HERE
Signature(s)
Print Names(s)
Print Address(es)
Area Code and Telephone Number(s)
Taxpayer Identification or Social Security Number(s)
*
Unless otherwise indicated, it will be assumed that all Shares held by you for the account of the undersigned are to be tendered.

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  Exhibit 99(a)(1)(E)